Exhibit 99.1

Celanese Corporation Reports Strong Fourth Quarter and Full Year Results;
Company Reaffirms 2006 Adjusted EPS Guidance of Between $2.50 and $2.90

Fourth quarter highlights:

•	Net sales increase 19% to $1,551 million from prior year on higher pricing and net sales from the Acetex and Vinamul acquisitions

•	Basic EPS of $1.08; Adjusted EPS of $0.60 with productivity, pricing and dividends from cost investments more than offsetting higher raw material and energy costs

•	Adjusted EBITDA increases 40% from prior year to $255 million

Full year highlights:

•	Net sales increase 22% to $6,070 million from 2004 on higher pricing and net sales from the Acetex and Vinamul acquisitions

•	Basic EPS of $1.73; Adjusted EPS of $2.24

•	Adjusted EBITDA increases 44% from prior year to $1,116 million

	Q4 2005	Q4 2004	FY 2005	FY 2004
in $ millions, except per share data	Successor	Successor	Successor	Combined
Net sales	1,551	1,303	6,070	4,962
Operating profit	160	23	561	119
Net earnings (loss)	175	(57)	277	(175)
Basic EPS	1.08	n.m.	1.73	n.m.
Diluted EPS	1.02	n.m.	1.67	n.m.
Diluted Adjusted EPS	0.60	n.m.	2.24	n.m.
Adjusted EBITDA	255	182	1,116	776

n.m. = not meaningful

Dallas, February 16, 2006: Celanese Corporation (NYSE: CE) today reported net sales rose 19% to $1,551 million in the fourth quarter compared to $1,303 million in the same period last year primarily due to higher pricing and the inclusion of net sales from Acetex and Vinamul. Net earnings were $175 million with productivity, pricing and dividends from cost investments more than offsetting higher raw material and energy costs. The results included a net benefit of $44 million in special charges/gains and other adjustments, as well as a tax benefit from the reversal of valuation allowances.

Special charges/gains of $16 million included insurance recoveries of approximately $30 million related to plumbing litigation matters partially offset by costs associated with the company’s cost reduction initiatives. Other adjustments for the quarter primarily included a loss of approximately $35 million related to the disposition of the cyclo-olefin copolymer (COC) business, a gain on disposition of two

Acetate properties of $23 million, as well as a gain of approximately $36 million from the settlement of transportation-related antitrust matters.

Adjusted earnings per share of $0.60, which includes approximately $25 million of higher than forecasted depreciation and amortization, exceeded the company’s previous guidance range of $0.46 and $0.56. The $0.60 per share excludes the net benefit of special charges and other adjustments of $44 million. The tax rate for the fourth quarter reflects the cumulative change in the estimated effective annual tax rate to 21% from 24% as announced in December.

Adjusted EBITDA for the fourth quarter rose to $255 million from $182 million in the same period of 2004 on strong operating results, including cost and productivity improvements, and higher dividends from cost investments. These results also exceeded the company’s previous guidance range of between $200 million and $230 million.

Operating profit increased to $160 million in the fourth quarter from $23 million in the same period last year as higher raw material, energy, and depreciation costs were more than offset by higher pricing, other one-time gains and reduced selling, general and administrative expenses. Fourth quarter 2005 results included a net benefit of $16 million in special charges/gains while fourth quarter 2004 results included a net expense of $33 million.

Selling, general and administrative expense declined by $95 million for the period, mainly due to cost savings initiatives, reduced personnel costs and the absence of one-time expenses totaling $61 million of special management compensation and IPO-related fees, included in the prior year, partially offset by the inclusion of selling, general and administrative expenses from the 2005 acquisitions.

‘‘A strong fourth quarter marked the end of a tremendous year as we executed our plans to position Celanese for greater growth and profitability,’’ said David Weidman, president and chief executive officer. ‘‘We continued to focus our portfolio, expanded our global reach and improved our industry leadership position. We have identified a clear path to build on this success in 2006.’’

Recent Business Highlights

•	Sold the omega-3 DHA and COC businesses as well as our common shares in the PEMEAS GmbH fuel cell venture, consistent with our strategy to divest non-core businesses.

•	Announced expansion plans for our Nanjing, China site to include a 300,000 metric ton, world-scale vinyl acetate monomer plant and a vinyl acetate ethylene unit in addition to the 600,000 metric ton acetic acid plant scheduled for commercial sales the first quarter of 2007.

•	Announced plans to implement our next generation of VAM technology, known as VAntage Plus™, to further improve production efficiency and lower operating costs across our global manufacturing platform.

•	Temporarily suspended discussions with Tasnee Petrochemicals regarding the Saudi Arabian acetyls venture project due to the current high demand on contractors and vendors which have affected project costs.

•	Lowered our borrowing costs on our senior credit facility by reducing the margin over LIBOR from 2.25% to 2.00% on approximately $1.4 billion of the U.S. dollar denominated portion of the Term Loans.

•	Received a ratings upgrade from Standard & Poor’s on the long-term corporate credit rating for debt holding entities from B+ to BB− and placed on positive outlook by Moody’s Investor Services.

Full Year 2005 Results

Adjusted earnings per share, based on an effective 21% tax rate, were $2.24 for the year and included $0.05 per share for discontinued operations associated with the company’s exit from the Acetate Products filament business. Earnings from discontinued operations were $9 million for the full year 2005 compared to $33 million in 2004.

Net sales increased 22% to $6,070 million based on increased pricing, particularly in the Chemical Products segment, and the additional sales from the Acetex and Vinamul businesses. Operating profit reached $561 million in 2005 versus $119 million in 2004. In 2005, adjusted EBITDA was $1,116 million, an increase of 44% from the prior year. The company expanded its operating margin as price and volume increases and results from productivity and cost reduction initiatives more than offset increased raw material and energy costs.

Fourth Quarter Segment Overview

Chemical Products

Chemical Products had another strong quarter due to robust demand and high industry utilization. Net sales increased 20% to $1,107 million, primarily due to the inclusion of the Acetex and Vinamul acquisitions during 2005, as well as higher pricing for most Chemical products. Volume was lower in acetyl derivative products as the company focused on expanding margins.

Overall higher product pricing plus increased dividends from the Ibn Sina cost investment more than offset higher raw materials costs, particularly for natural gas and ethylene. The segment also benefited from the full quarter impact of its Southern Chemical methanol supply contract. Basic products, such as acetic acid and vinyl acetate, had greater success in raising prices while downstream products continued to experience margin compression.

Earnings from continuing operations before tax and minority interests increased to $179 million from $131 million in the fourth quarter of 2004. The results included the favorable effect on cost of sales of approximately $36 million from the settlement of transportation-related antitrust matters offset by an additional $37 million, when compared to 2004, in depreciation and amortization related to purchase accounting adjustments in both years.

Technical Polymers Ticona

Ticona performed well with increased penetration of key markets and the introduction of new applications. Net sales increased 5% to $213 million compared to the same period last year with increases in volumes and pricing partially offset by unfavorable currency impacts. Ticona expanded its operating margins as the increased sales and reduced spending more than offset increases in raw material and energy costs.  Earnings from continuing operations before tax and minority interests improved to $9 million compared to a loss of $29 million in the prior year primarily due to higher operating profit.  2005 results included a positive impact of approximately $30 million of plumbing insurance recoveries, while both years included expenses associated with the exit of the COC business.

By exiting the COC business, Ticona made significant progress in realigning its portfolio. A loss on disposal of approximately $35 million was recorded in the fourth quarter of 2005. Comparative results for the prior period reflected a non-cash impairment charge for the COC business of $32 million.

Adjusting for the offsetting impacts of the COC sale and the settlement of insurance claims in 2005, and considering the non-cash charge for COC in 2004, Ticona’s operating performance improved in 2005 versus 2004 on increased volume and expanded margins.

Acetate Products

Acetate Products’ significant restructuring efforts and China venture expansions remain on track. Net sales increased 10% to $160 million from the same period last year due to increased pricing and volumes. As part of the restructuring plan, higher flake volumes from increased sales to the company’s recently expanded China tow ventures were partially offset by lower tow volumes due to the shutdown of the Canadian tow plant.

Earnings from continuing operations before tax and minority interests increased to $44 million from $13 million in the same period last year, largely due to a $23 million gain on the sale of the Rock Hill,

S.C. plant and Charlotte, N.C. research and development center. Operations were phased out at both sites as part of the restructuring efforts. Increased pricing plus results from restructuring and productivity improvements more than offset increased raw material and other costs.

Performance Products

Performance Products continued to perform well. Management sharpened its focus on the core sweetener and food protection businesses with the sale of the omega-3 DHA business in December 2005. Net sales increased by $1 million to $40 million compared to the same period last year as higher volumes, primarily for Sunett® sweetener and sorbates, were partly offset by lower pricing for the sweetener and unfavorable currency effects.  Earnings from continuing operations before tax and minority interests increased by $7 million to $10 million compared to the same period last year, primarily due to ongoing cost saving initiatives and a gain of approximately $3 million from the DHA sale.

Equity and Cost Investments

Cash dividends from equity and cost investments in the fourth quarter increased to $40 million from $11 million in the same quarter last year, mainly due to higher dividends from the Ibn Sina cost investment in Saudi Arabia. For the full year, dividends increased to $154 million from $77 million in 2004.

‘‘2005 was a record year for dividends from our ventures,’’ said John J. Gallagher III, executive vice president and chief financial officer. ‘‘Our equity and cost investments continue to be a critical component of our overall strategy.’’

Taxes

In December, the company changed the tax forecast for its 2005 adjusted EPS guidance to a tax rate of between 19% and 21% versus the previously forecasted tax rate of 24% due to the company’s increased earnings in lower tax jurisdictions. The effective rate for 2005 was 21%. The fourth quarter effective rate was lower than the annual rate to reflect the cumulative difference from the original forecast.

On a US GAAP basis, the effective tax rate for 2005 was approximately 16% as a tax benefit was recorded in the fourth quarter due to the reversal of a valuation allowance in Germany. This reversal, combined with actual earnings in the various tax jurisdictions, resulted in a decrease in the effective tax rate from the previously estimated 35%.

Cash Flow

Preliminary net cash provided by operating activities was approximately $200 million in the fourth quarter and $700 million for 2005. This result is primarily attributable to increased operating profit, higher dividends from cost investments, strong working capital performance and lower pension contributions in 2005.

‘‘Celanese continues to generate strong cash flow from its operations,’’ said Gallagher. ‘‘We expect these trends to continue in 2006 with strong business performance and dividends from our equity and cost investments.’’

Outlook

The company reaffirmed its adjusted EPS guidance for 2006 in the range of $2.50 to $2.90 per share, despite a forecast for increased depreciation and amortization expense. The company now expects depreciation and amortization to be between $300 million and $330 million, $60 to $70 million higher than the company’s prior guidance primarily due to purchase accounting. Adjusted EPS guidance is based on 172 million diluted shares and an effective tax rate between 18% and 22%.

For 2006, the company expects demand for Chemical Products to remain strong and to absorb the additional capacity that began coming on stream in early 2006. Raw material costs are forecasted to moderate from those of late 2005 throughout the year, but could be volatile and remain high relative to historic levels. Acetate Products and Ticona are expected to show improved results, benefiting from the impacts of restructuring and increased volume and pricing, respectively. The company also expects dividends from Acetate Products’ China ventures to be paid in the second quarter of 2006. Performance Products earnings are expected to remain essentially flat as volume increases offset lower pricing.

‘‘Overall, we expect continued performance improvement in 2006 with a first quarter adjusted EPS modestly higher than the first quarter of 2005 results of $0.62,’’ said Weidman. ‘‘The company is focused on executing our strategies and delivering value for our customers and shareholders during another year of expected strong global demand.’’

Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemicals Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has production plants in 13 countries in North America, Europe and Asia. In 2005, Celanese Corporation had net sales of $6.1 billion. For more information on Celanese Corporation, please visit the company's web site at www.celanese.com.

Forward-Looking Statements

This release may contain ‘‘forward-looking statements,’’ which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words‘‘outlook,‘‘‘‘forecast,‘‘ ‘‘estimates,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘projects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘believes,’’ and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Preliminary Consolidated Statements of Operations – Unaudited

	Q4 2005	Q4 2004	FY 2005	FY 2004
in $ millions	Successor	Successor	Successor	Combined
Net sales	1,551	1,303	6,070	4,962
Cost of sales	(1,251)	(1,006)	(4,773)	(4,009)
Gross profit	300	297	1,297	953
Selling, general and administrative expenses	(124)	(219)	(562)	(633)
Research and development expenses	(23)	(22)	(91)	(90)
Special (charges)/gains:
Insurance recoveries associated with plumbing cases	30	—	34	1
Restructuring, impairment and other special charges	(14)	(33)	(107)	(111)
Foreign exchange gain (loss), net	0	(1)	—	(3)
Gain (loss) on disposition of assets	(9)	1	(10)	2
Operating profit	160	23	561	119
Equity in net earnings of affiliates	13	1	61	48
Interest expense	(71)	(72)	(387)	(306)
Interest income	7	9	38	29
Other income (expense), net	42	(5)	89	(3)
Earnings (loss) from continuing operations before tax and minority interests	151	(44)	362	(113)
Income tax benefit (provision)	20	(12)	(57)	(87)
Earnings (loss) from continuing operations before minority interests	171	(56)	305	(200)
Minority interests	4	(6)	(37)	(8)
Earnings (loss) from continuing operations	175	(62)	268	(208)
Earnings from operation of discontinued operations (including gain on disposal of discontinued operations)	—	5	9	15
Related income tax benefit	—	—	—	15
Earnings from discontinued operations	—	5	9	33
Net earnings (loss)	175	(57)	277	(175)
Cumulative declared and undeclared preferred stock dividend	(3)	—	(10)	—
Net earnings (loss) available to common shareholders	172	(57)	267	(175)

Preliminary Consolidated Balance Sheets — Unaudited

in $ millions	Dec 31 2005	Dec 31 2004
ASSETS
Current assets:
Cash and cash equivalents	390	838
Receivables, net:
Trade receivables, net — third party and affiliates	918	843
Other receivables	481	670
Inventories	661	604
Deferred income taxes	83	71
Other assets	91	86
Assets of discontinued operations	2	39
Total current assets	2,626	3,151
Investments	776	833
Property, plant and equipment, net	2,040	1,702
Deferred income taxes	94	54
Other assets	482	523
Goodwill	919	747
Intangible assets, net	481	400
Total assets	7,418	7,410
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	155	144
Accounts payable and accrued liabilities:
Trade payables — third party and affiliates	810	716
Other current liabilities	798	888
Deferred income taxes	54	20
Income taxes payable	204	214
Liabilities of discontinued operations	2	13
Total current liabilities	2,023	1,995
Long-term debt	3,282	3,243
Deferred income taxes	281	256
Benefit obligations	1,127	1,000
Other liabilities	425	510
Minority interests	61	518
Shareholders' equity (deficit):
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	339	158
Retained earnings (accumulated deficit)	24	(253)
Accumulated other comprehensive loss	(144)	(17)
Total shareholders' equity	219	(112)
Total liabilities and shareholders' equity (deficit)	7,418	7,410

Table 1

Segment Data*

	Q4 2005	Q4 2004	FY 2005	FY 2004
in $ millions	Successor	Successor	Successor	Combined
Net sales
Chemical Products	1,107	925	4,336	3,391
Technical Polymers Ticona	213	203	887	863
Acetate Products	160	145	659	588
Performance Products	40	39	180	175
Other activities	69	14	144	56
Intersegment eliminations	(38)	(23)	(136)	(111)
Total	1,551	1,303	6,070	4,962
Operating Profit (Loss)
Chemical Products	143	129	573	313
Technical Polymers Ticona	(2)	(38)	60	19
Acetate Products	42	13	67	(13)
Performance Products	10	4	51	29
Other activities	(33)	(85)	(190)	(229)
Total	160	23	561	119
Earnings (Loss) from Continuing Operations Before Tax and Minority Interests
Chemical Products	179	131	655	329
Technical Polymers Ticona	9	(29)	116	71
Acetate Products	44	13	71	(9)
Performance Products	10	3	46	26
Other activities	(91)	(162)	(526)	(530)
Total	151	(44)	362	(113)
Special (Charges)/Gains in Operating Profit (Loss)
Chemical Products	(9)	1	(25)	(4)
Technical Polymers Ticona	30	(33)	8	(38)
Acetate Products	1	—	(9)	(41)
Performance Products	—	—	—	—
Other activities	(6)	(1)	(47)	(27)
Total	16	(33)	(73)	(110)
Other Adjustments, excluding Special (Charges)/Gains**
Chemical Products	40		32
Technical Polymers Ticona	(36)		(38)
Acetate Products	23		23
Performance Products	—		(1)
Other activities	1		(102)
Total	28	nm	(86)	nm
Depreciation and Amortization Expense
Chemical Products	49	12	167	128
Technical Polymers Ticona	18	14	60	64
Acetate Products	8	3	29	41
Performance Products	3	5	13	12
Other activities	8	—	17	6
Total	86	34	286	251

*	Other Activities primarily includes corporate selling, general and administrative expenses and the results from AT Plastics and captive insurance companies

**	Adjustments to calculate adjusted EPS — see reconciliation in Table 6

Table 2

Factors Affecting Fourth Quarter 2005 Segment Net Sales Compared to Fourth Quarter 2004

in percent	Volume	Price	Currency	Other*	Total
Chemical Products	−8%	12%	−4%	20%	20%
Technical Polymers Ticona	6%	3%	−4%	0%	5%
Acetate Products	6%	4%	0%	0%	10%
Performance Products	16%	−8%	−5%	0%	3%
Segment total	−4%	9%	−3%	14%	16%

* Primarily represents net sales of the recently acquired Vinamul and Acetex businesses, excluding AT Plastics

Table 3

Factors Affecting Full Year 2005 Segment Net Sales Compared to 2004

in percent	Volume	Price	Currency	Other*	Total
Chemical Products	−3%	16%	1%	14%	28%
Technical Polymers Ticona	0%	3%	0%	0%	3%
Acetate Products	8%	4%	0%	0%	12%
Performance Products	7%	−4%	0%	0%	3%
Segment total	−1%	12%	0%	10%	21%

* Primarily represents net sales of the recently acquired Vinamul and Acetex businesses, excluding AT Plastics

Table 4

Cash Dividends Received

	Q4 2005	Q4 2004	FY 2005	FY 2004
in $ millions	Successor	Successor	Successor	Combined
Dividends from equity investments	5	2	65	37
Other distributions from equity investments	—	—	—	1
Dividends from cost investments	35	9	89	39
Total	40	11	154	77

Table 5

Net Debt

	Dec 31	Dec 31
in $ millions	2005	2004
Short-term borrowings and current installments of long-term debt — third party and affiliates	155	144
Plus: Long-term debt	3,282	3,243
Total debt	3,437	3,387
Less: Cash and cash equivalents	390	838
Net Debt	3,047	2,549

Table 6

Earnings Per Share

in $ millions, except for share and per share data	Q4 2005	FY 2005
Earnings from continuing operations before tax and minority interests	151	362
Income tax benefit (provision)	20	(57)
Minority interests	4	(37)
Earnings from discontinued operations	—	9
Preferred dividends	(3)	(10)
Net earnings available to common shareholders	172	267
Basic EPS Calculation:
Weighted average shares outstanding (millions)	158.6	154.4
Earnings per common share from continuing operations	1.08	1.67
Earnings per common share from discontinued operations	—	0.06
Earnings per common share – basic	1.08	1.73
Diluted EPS Calculation:
Net earnings available to common shareholders	172	267
Add back: Preferred dividends	3	10
Net earnings for diluted EPS	175	277
Diluted shares (millions)
Weighted average shares outstanding	158.6	154.4
Conversion of Preferred Shares	12.0	11.1
Assumed conversion of stock options	0.9	0.7
Total diluted shares	171.5	166.2
Earnings per common share from continuing operations	1.02	1.61
Earnings per common share from discontinued operations	—	0.06
Earnings per common share – diluted	1.02	1.67

Table 6 continued

Diluted Adjusted Earnings Per Share–Reconciliation of Non-US GAAP Items

in $ millions, except for share and per share data	Q4 2005 Adjusted	FY 2005 Adjusted
Earnings from continuing operations before tax and minority interests	151	362
Non-GAAP Adjustments:
Purchase accounting for inventories	(4)	12
Special (charges)/gains	(16)	73
Settlement of transportation-related antitrust matters	(36)	(36)
Gain on disposition of Acetate properties	(23)	(23)
Loss on disposition of COC business	35	35
Non-operating foreign exchange gain	—	(14)
Sponsor monitoring fee	—	10
Refinancing costs	—	102
Adjusted earnings from continuing operations before tax and minority interests	107	521
Income tax provision on adjusted net earnings*	(8)	(109)
Minority interests	4	(37)
Earnings from discontinued operations	—	9
Preferred dividends	(3)	(10)
Adjusted net earnings available to common shareholders	100	374
Add back: Preferred dividends	3	10
Adjusted net earnings for diluted adjusted EPS	103	384
Diluted shares (millions)
Weighted average shares outstanding	158.6	158.6
Conversion of Preferred Shares	12.0	12.0
Assumed conversion of stock options	0.9	0.9
Total diluted shares	171.5	171.5
Diluted Adjusted EPS from continuing operations	0.60	2.19
Earnings per common share from discontinued operations	—	0.05
Diluted Adjusted EPS	0.60	2.24

* The effective tax rate applicable to adjusted net earnings available to common shareholders is 21%.

Table 7

Adjusted EBITDA

	Q4 2005	Q4 2004	FY 2005	FY 2004
in $ millions	Successor	Successor	Successor	Combined
Net earnings (loss)	175	(57)	277	(175)
(Earnings) from discontinued operations	—	(5)	(9)	(33)
Interest expense	71	72	387	306
Interest income	(7)	(9)	(38)	(29)
Income tax provision (benefit)	(20)	12	57	87
Depreciation and amortization	86	34	286	251
EBITDA	305	47	960	407
Adjustments:
Equity in net earnings of affiliates in excess of cash dividends received	(8)	1	4	(11)
Special charges/gains	(16)	33	73	110
Other unusual items and adjustments(1)	(26)	101	79	270
Adjusted EBITDA	255	182	1,116	776

(1) Other Unusual Items and Adjustments

in $ millions	Q4 2005	Q4 2004	FY 2005	FY 2004
Net (gain) loss on disposition of assets:
Gain on disposition of Acetate properties	(23)		(23)
Loss on disposition of COC business	35		35
Other	(3)	(1)	(2)	(2)
Total net (gain) loss on disposition of assets	9	(1)	10	(2)
Excess of minority interest (income) expense over cash dividends paid to minority shareholders	(4)	6	37	8
Severance and other restructuring charges not included in special charges	2	8	6	31
Cash interest income used by captive insurance subsidiaries to fund operations	2	3	9	10
Franchise taxes	1	1	2	2
Unusual and non-recurring items:
Settlement of transportation-related antitrust matters	(36)		(36)
Other*	6	61	31	109
Total Unusual and non-recurring items	(30)	61	(5)	109
Non-cash charges/(gains)**	(6)	10	10	70
Sponsor monitoring fee	—	5	10	10
Pro forma cost savings***	—	8	—	32
Total Other Unusual Items and Adjustments	(26)	101	79	270

*	Primarily includes costs related to the Celanese AG acquisition and related management compensation program (Q4 2004 and FY 2004), Vinamul acquisition (Q4 2005 and FY 2005), productivity enhancement programs (all periods presented), corporate office relocations (all periods presented), and IPO bonus (FY 2005).

**	Primarily includes purchase accounting adjustments for inventories and currency translation effects of a net investment hedge (all periods presented).

***	Primarily represents adjustments on a proforma basis for certain cost savings that we expected to achieve from additional pension contributions (Q4 2004 and FY 2004).

Table 8

Breakout of Special (Charges)/Gains by Type

	Q4 2005	Q4 2004	FY 2005	FY 2004
in $ millions	Successor	Successor	Successor	Combined
Employee termination benefits	(9)	(1)	(27)	(10)
Plant/office closures	(6)	(1)	(8)	(52)
Restructuring adjustments	—	2	—	3
Total restructuring	(15)	0	(35)	(59)
Environmental related plant closures	—	—	(12)	—
Plumbing actions	30	—	34	1
Asset impairments	—	(32)	(25)	(25)
Other	1	(1)	(35)	(27)
Total	16	(33)	(73)	(110)

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects three performance measures, adjusted EBITDA, net debt and diluted adjusted earnings per share as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for diluted adjusted earnings per share is diluted earnings (loss) per share; for net debt is total debt; and for adjusted EBITDA is net earnings (loss).

Successor

Successor represents Celanese Corporation's financial position as of December 31, 2005 and December 31, 2004 and its consolidated results of operations for the three months and twelve months ended December 31, 2005. These consolidated financial statements reflect the application of purchase accounting relating to the acquisition of Celanese AG and Vinamul and preliminary purchase accounting adjustments relating to the acquisition of Acetex.

Predecessor

Predecessor represents Celanese AG's consolidated results of its operations for the three months ended March 31, 2004. These results relate to a period prior to the acquisition of Celanese AG and present Celanese AG's historical basis of accounting without the application of purchase accounting.

The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost and different accounting policies.

The presentation of combined 2004 consolidated statements of operations of the predecessor and successor results in a non-GAAP measure as the predecessor and successor's consolidated financial statements are based on two different methods of accounting and as the successor's consolidated financial statements include the effects of purchase accounting.

Use of Non-U.S. GAAP Financial Information

Adjusted EBITDA, a measure used by management to measure performance, is defined as earnings (loss) from continuing operations, plus interest expense net of interest income, income taxes and depreciation and amortization, and further adjusted for certain cash and non-cash charges. Our management believes adjusted EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants. Diluted adjusted net earnings per share is a measure used by management to measure performance. It is defined as income available to common shareholders plus preferred dividends, adjusted for special and one-time expenses and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method as of December 31, 2005. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information. Net debt is defined as total debt less cash and cash equivalents. Our management uses net debt to evaluate the Company's capital structure.

Results Unaudited

The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.